Exhibit 4.7



                                PROMISSORY NOTE


$4,000,000                                         Bloomfield Hills, Michigan
                                                   May 9, 2003



         FOR VALUE RECEIVED, Grubb & Ellis Company, a Delaware corporation (the "Maker"), hereby unconditionally promises to pay to the order of Kojaian
Funding, L.L.C. (the "Holder"), having an address at 39400 Woodward Avenue, Suite 250, Bloomfield Hills, Michigan 48304, at such address or at such other place as may be designated in writing by the Holder, or its successors and/or assigns, the original aggregate principal sum of Four Million Dollars ($4,000,000), together with interest on the unpaid principal balance of this Note outstanding at a rate per annum equal to ten percent (10%) (computed on the basis of the actual number of days elapsed in a 360-day year).

         Interest-only payments shall be paid on June 1, 2003 and on the first day of each month, in arrears, thereafter through and including July 15, 2004 (the "Maturity Date") when the entire outstanding principal, any accrued interest, plus reasonable, documented out-of-pocked expenses of the Holder incurred in connection with the collection of this Note ("reasonable expenses"), shall be due and payable, or earlier if such amounts are made automatically due and payable upon the occurrence of an Event of Default (as defined below); PROVIDED, HOWEVER, that the obligations herein are subject to the terms of that certain Subordination Agreement dated of even date herewith among the Maker, various financial institutions, and Bank of America, N.A. (the "Subordination Agreement") and no payments of any nature whatsoever shall be made nor rights shall be exercised with respect to the Note in contravention of the terms and provisions of the Subordination Agreement. Subject to the provisions of the Amended and Restated Credit Agreement, dated as of December 31, 2000, as amended, among the Company, Various Financial Institutions, LaSalle Bank National Association, American National Bank and Trust Company of Chicago and Bank of America as same may be modified, extended, amended or supplemented at any time or from time to time (the "Credit Agreement"), the principal amount of this Note, plus accrued interest thereon with respect thereto, may be prepaid in cash, in whole or in part, at anytime and from time to time by Maker by the tendering of payment thereof to Holder after providing Holder with 15 days prior written notice of said prepayment. All cash payments by the Maker under this Note shall be in immediately available funds

         The Note is transferable and assignable to any person to whom such transfer is permissible under applicable law. The Maker agrees to issue from time to time replacement Notes in the form hereof to facilitate such transfers and assignments. In addition, after delivery of an indemnity in form and substance satisfactory to the Maker, the Maker also agrees to issue a replacement Note if the Note is lost, stolen, mutilated or destroyed.

         Every amount overdue under this Note shall bear interest from and after the date on which such amount first became overdue at an annual rate which is two (2) percentage points above the rate per year specified in the first paragraph of this Note (the "Default Interest Rate"). The Default


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Interest  Rate shall be increased at an annual rate which is two (2)  percentage points above the then current Default Interest Rate on the thirtieth day after the date on which the Note first became overdue and for each month thereafter that the Note remains overdue; PROVIDED, HOWEVER that the Default Interest Rate shall not exceed a maximum annual rate of 18%. Such interest on overdue amounts under this Note shall be payable on demand and shall accrue and be compounded monthly until the obligation of the Maker with respect to the payment of such interest has been discharged (whether before or after judgment). In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Maker, then such excess sum shall be credited by the Holder as a payment of principal.

         All payments by the Maker under this Note shall be made without set-off, defense or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

         No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

         Maker agrees that: (i) upon the failure to pay when due the then outstanding principal balance, accrued interest and reasonable expenses hereunder; (ii) if Maker (1) commences any voluntary proceeding under any provision of Title 11 of the United States Code, as now or hereafter amended, or commences any other proceeding, under any law, now or hereafter in force, relating to bankruptcy, insolvency, reorganization, liquidation, or otherwise to the relief of debtors or the readjustment of indebtedness, (2) makes any assignment for the benefit of creditors or a composition or similar arrangement with such creditors, or (3) appoints a receiver, trustee or similar judicial officer or agent to take charge of or liquidate any of its property or assets;
(iii) upon the commencement against Maker of any involuntary proceeding of the kind described in paragraph (ii) which is not discharged by Maker within 45 days after the commencement of said proceeding; (iv) the default by the Maker, and the continuation thereof beyond any applicable notice and cure periods, of any of its other debt obligations, including the breach of any material provision of the Credit Agreement which would institute acceleration thereunder; or (v) upon the closing of a transaction that is deemed to be a Liquidation pursuant to
Section 3(c)(ii) of the Certificate of Designation (any of (i) through (v), an "Event of Default"), all unpaid principal and accrued interest under this Note shall become immediately due and payable upon demand with ten (10) days written notice. The term "Person" means an individual, a corporation, a partnership, a limited liability company, an associate, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         Upon the occurrence and continuance of an Event of Default, the Holder shall (a) be entitled to vote all Investment Property (as defined in the UCC) constituting Collateral, (b) be entitled to receive, hold and/or apply to the payment of the Obligations any dividends payable in respect of the Collateral, and (c) have all the rights and remedies of a secured party under the UCC. The Maker shall take such steps from time to time as may be requested by the Holder to ensure that the security interest created hereby shall constitute a first priority security interest under applicable law, including the UCC; PROVIDED HOWEVER, the security interest created herein shall be junior to and subordinate to the rights under the Credit Agreement while the Credit Agreement is in place.



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         Any  voluntary  or mandatory  prepayment  of this Note shall be applied first to the payment of interest accrued and unpaid on this Note and second to the payment of principal.

         This Note is secured by a Security Agreement of even date herewith (the "Security Agreement") which is a lien upon all assets of the Maker. The obligations of Maker contained herein and in the Security Agreement are guaranteed by that certain Guarantee and Collateral Agreement dated of even date herewith among Maker, certain of Maker's subsidiaries and Holder.

         None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed by the Holder and the Maker expressly referring to this Note and setting forth the provision so excluded, modified or amended.

         Maker hereby forever waives presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note upon ten (10) days written notice.

         If action is instituted to collect on this Note, the Maker promises to pay all reasonable costs and expenses, including reasonable attorney's fees, incurred in connection with such action.

         This Note shall be governed and construed in accordance with the laws of the State of Illinois applicable to agreements made and performed entirely in such State, without regard to conflict of laws principles thereof, and shall be binding upon the successors or assigns of the Maker and shall inure to the benefit of the successors and assigns of the Holder.


                                               GRUBB & ELLIS COMPANY

                                               By:
                                                   ---------------------------
                                                   Name:
                                                   Title:








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